Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of February 24, 2009 (the “Effective Date”), between BWAY Corporation, a Delaware corporation (the “Company”), and Kenneth M. Roessler (“Executive”). (The Company and Executive are referred to collectively herein as the “Parties” and individually as a “Party.”)

W I T N E S S E T H:

WHEREAS, Executive currently serves as Chief Executive Officer of the Company;

WHEREAS, the Company desires that Executive continue to serve as Chief Executive Officer, and Executive desires to continue to provide such services to the Company, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.        Employment. The Company hereby employs Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 (the “Employment Period”).

2.        Position and Duties. During the Employment Period, Executive shall be Chief Executive Officer of the Company and shall render such services to the Company and its Subsidiaries as the Board of Directors of the Company (the “Board”) may from time to time direct as are consistent with his position as Chief Executive Officer. Executive shall report directly to the Board and not to any other officer of the Company. During the Employment Period, the Board shall nominate, and use best efforts to cause the Company’s shareholders to re-elect, Executive to serve as a member of the Board. While Executive serves as the Company’s Chief Executive Officer, Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity and except for non-executive directorships held or to be held by Executive subject to approval by the Board in its sole and absolute discretion) to the business and affairs of the Company and its Subsidiaries. Executive’s principal place of employment shall be at the Company’s offices in Chicago, Illinois. For purposes of this Agreement, a “Subsidiary” shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

3.        Base Salary, Bonus and Benefits.

   (a)        Base Salary. During the Employment Period, Executive’s base salary shall be $624,000 per annum or such higher rate as the Board designates from time to time (the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices. The Board shall review Executive’s performance annually during the Employment Period. Based on such review, the Board may, in its sole discretion, increase the Base Salary.

   (b)        Bonus. For each fiscal year during the Employment Period, the Executive shall be entitled to a bonus for such year based on the Company achieving performance objectives determined by the Board in its sole and absolute discretion (the “Bonus”). The Board will provide the performance objectives (and the threshold, budget, over budget and maximum levels under the table below) for a fiscal year in writing to Executive no later than the 90th day of the fiscal year. The Executive’s Bonus, if any, shall depend on the degree of achievement of the performance objectives, which unless objectively quantifiable, shall be determined by the Board in its sole and absolute discretion, in accordance with the following table:

DEGREE OF ACHIEVEMENT OF PERFORMANCE OBJECTIVES	BONUS PAYABLE

Minimum	0.5 x Bonus Percentage

Under Budget	1.0 x Bonus Percentage

At budget	1.5 x Bonus Percentage

Over budget	2.0 x Bonus Percentage

Maximum	2.5 x Bonus Percentage

For purposes of the preceding table, “Bonus Percentage” means a percentage of Base Salary determined by the Board in its sole and absolute discretion, but not less than seventy percent (70%). The Bonus, if any, for any fiscal year shall be earned and accrued and payable if Executive is employed by the Company on the last day of such fiscal year. The Bonus, if any, shall be paid in the fiscal year following the fiscal year in which it is earned, as soon as practicable after the availability of financial results required to calculate the Bonus. Any action to be performed by the Board pursuant to this Subsection may alternatively be performed by a committee of the Board.

   (c)        Equity Incentives, Benefits, and Vacation. In addition to the Base Salary and any Bonus payable to Executive pursuant to Sections 3(a) and 3(b), during the Employment Period, Executive shall be (i) eligible to receive options and other awards available for grant under the Company’s 2007 Omnibus Stock Incentive Plan or any successor plan, the terms of which shall be determined by the Board or a committee thereof in its sole and absolute discretion, (ii) entitled to participate in all of the Company’s other employee benefit programs for which executive officers of the Company are generally eligible, and (iii) entitled to four (4) weeks of paid vacation each year.

   (d)        Business Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4.        Employment Period and Severance.

   (a)        Employment Period. The Employment Period shall begin on the Effective Date and continue until terminated by Executive due to resignation for Good Reason (as defined below) or without Good Reason, by the Company at any time for Cause (as defined below) or without Cause, by the Executive’s death, or by either Party upon expiration of the Disability Period (as defined below).

   (b)        Termination without Cause, for Good Reason, Disability. If the Employment Period is terminated by the Company without Cause, by Executive for Good Reason, or by either Party upon expiration of the Disability Period, subject to Sections 4(d), 4(g), and 4(i) and the limitations set forth below, the Company shall:

(i)        pay Executive, within sixty (60) days following the date of termination of employment, a cash lump sum severance amount equal to three and five one hundredths (3.05) times his Base Salary;

(ii)        pay Executive’s COBRA premium for himself, his spouse, and eligible dependents, respectively, under the Company’s group health plan and dental plan (if any) on a monthly basis for the lesser of (A) the period during which each such individual is eligible to receive such continuation coverage, or (B) eighteen (18) months (subclause (A) or (B) the “COBRA Period”);

(iii)        upon expiration of the COBRA Period for each individual described in clause (ii) above, if applicable, procure individual medical and dental insurance policies for such individual on substantially similar terms as the coverage provided by the Company on the date of expiration of such COBRA Period for such individual until the second anniversary of the date of termination of employment of Executive; provided, however, that the Company’s obligation to provide such insurance policy shall cease upon such individual’s becoming eligible for comparable coverage under any group insurance plan of a subsequent employer of the Executive; and

(iv)        pay Executive’s “Execucare” costs until the second anniversary of the date of such termination;

provided, however, that to the extent that any benefit under paragraph (ii) or (iv) is provided under a self-insured health plan that is subject to Section 105(h) of the Internal Revenue Code, the Company shall instead pay Executive, on a monthly basis when the premiums are due, but subject to Section 4(g), a cash amount equal to the cost of coverage, plus an additional payment sufficient to put Executive in the same net after-tax position as if such cash amount were not taxable. (Such benefits as set forth in the preceding paragraphs (i)-(iv) to be referred to as the “Separation Benefits”).

   In the event the Employment Period is terminated as a result of the expiration of the Disability Period, the cash amounts Executive receives under this Subsection shall be reduced first in time of payment by the cash amount that Executive receives under any Company disability policy before the second anniversary of termination of employment. Except as expressly set forth in this paragraph or Section 4(b)(iii), the Separation Benefits and the Change in Control Benefits shall not be subject to mitigation by income the Executive receives from other employment.

   (c)        Change in Control. If termination of the Employment Period occurs for the reasons described in Section 4(b) and such termination occurs within thirty (30) days before or two (2) years after a Change in Control, subject to Sections 4(d), 4(g), and 4(i), the Separation Benefits shall include:

(i)        the Company’s provision of the following perquisites, provided Executive is entitled to such perquisites as of the date of termination of the Employment Period, until the later of six (6) months following the date of termination of the Employment Period or the end of the calendar year in which the date Executive’s employment terminates: (a) automobile allowance and (b) country club dues;

(ii)        the Company’s payment, within sixty (60) days following termination, of premiums for individual life insurance for Executive on substantially similar terms as the coverage provided to Executive by the Company as of the date of termination of the Employment Period for a period of one and one-half (1 1/2) years following the date Executive’s employment terminates;

(iii)        full vesting of all benefits to which Executive is entitled under each nonqualified retirement plan and nonqualified deferred compensation plan maintained by the Company in which Executive is a participant as of the date Executive’s employment terminates (provided that this shall not apply to the benefits in Section 11 and 12 hereof, or to any stock options granted to Executive by the Company ); and

(iv)        the Company’s payment of reasonable fees and expenses for outplacement services of an outplacement company approved by the Company for a period of twelve (12) months following the date of Executive’s termination of employment. (Such benefits as set forth in the preceding paragraphs (i)-(iv) to be referred to as the “Change in Control Benefits”)

   (d)        Separation and Release Agreement. The Separation Benefits, and if applicable, Change in Control Benefits, shall constitute full satisfaction of the Company’s obligations under this Agreement; provided that, the Company’s obligation to provide the Separation Benefits, and if applicable, Change in Control Benefits, to Executive shall be conditioned upon (i) Executive’s execution, and non-revocation, of the Company’s standard form Separation and Release Agreement, substantially similar to the form attached hereto as Exhibit A (subject to such changes as may be required by the Company to make the agreement legally enforceable due to changes in the law), provided to Executive within seven (7) days following his termination of employment (such execution and non-revocation to occur within 60 days after the Executive’s termination of employment occurs; otherwise no Separation Benefits, and if applicable, no Change in Control Benefits, shall be paid), and (ii) Executive’s compliance with all post-termination obligations to which Executive is subject, including, but not limited to, the provisions of Sections 5, 6, and 7 hereof. The Company’s obligation to provide the Separation Benefits, and if applicable, the Change in Control Benefits to Executive shall terminate immediately upon any material breach of any post-termination obligations to which Executive is subject, including, but not limited to, the provisions of Sections 5, 6, and 7 hereof.

   (e)        Termination for Cause, Voluntary Resignation. Except as provided in Sections 11 and 12 below (to the extent applicable), if (i) the Employment Period is terminated by the Company for Cause, (ii) the Employment Period is terminated as a result of Executive’s death, or (iii) Executive resigns and such resignation does not constitute a resignation upon expiration of the Disability Period or for Good Reason (a “Voluntary Resignation”), then Executive (or, in the case of Executive’s death, Executive’s estate) shall be entitled to receive his Base Salary through the date of termination. In addition, in the event the Employment Period is terminated as a result of Executive’s death or Voluntary Resignation after reaching age 65, Executive shall be entitled to receive a pro rata bonus based on days employed during the fiscal year for the fiscal year which includes the date of Executive’s termination, based on the Company’s performance, as determined by the Board in its sole and absolute discretion, for such fiscal year.

   (f)        Accrued Obligations on any Termination. Except as provided in Sections 4(b), 4(c), 11 (to the extent due and payable by the Company pursuant to the terms hereof) and 12 (to the extent due and payable by the Company pursuant to the terms hereof), the Company’s sole obligation to Executive under this Agreement after termination of the Employment Period shall be to provide Executive the Accrued Obligations. The Company shall provide the Accrued Obligations to Executive upon any termination of employment, regardless of the reason.

   (g)        Six Month Delay. Notwithstanding any other provision hereof, any payments under this Section which constitute deferred compensation which is subject to Section 409A of the Code and which are not excepted therefrom under the regulations issued thereunder shall be delayed for six (6) months following Executive’s termination of employment if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, as of the date of such termination, to the extent necessary to avoid a tax under Section 409A and, in such case, any such payments so delayed shall be aggregated and paid in one lump sum upon expiration of such six (6) month period.

   (h)        Definitions:

(i)        “Accrued Obligations” shall mean all Base Salary accrued and unpaid through the date of termination, any accrued and unpaid bonus for any completed fiscal year, any benefits and rights that Executive may have under any agreement, plan, program, policy or arrangement of the Company, any expense reimbursements for expenses incurred through the date of termination but not yet reimbursed, and any rights to indemnification that Executive may have from the Company.

(ii)        “Cause” shall mean

      (A)        a material breach of this Agreement by Executive;

      (B)        the conviction of the Executive by a court of competent jurisdiction of a felony or a crime involving moral turpitude;

      (C)        conduct which, if known to the general public, would likely bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute;

      (D)        substantial and repeated failure to perform duties as reasonably directed by the Board that are consistent with Executive’s duties and responsibilities under this Agreement; or

      (E)        gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries.

(iii)        “Change in Control” shall mean the first occurrence of any of the following events after the Effective Date:

      (A)        the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder), other than the Company, its Subsidiaries, any employee benefit plan of the Company or its Subsidiaries or, collectively, Kelso Investment Associates VI, L.P. and KEP VI, LLC (the “ Kelso Entities “), of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

      (B)        the persons who were members of Board at the beginning of any twenty-four month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this subparagraph (B);

      (C)        the merger or consolidation of the Company as a result of which persons who were owners of the voting securities of the Company, immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

      (D)        the liquidation or dissolution of the Company other than a liquidation of the Company into any Subsidiary or a liquidation a result of which persons who were stockholders of the Company immediately prior to such liquidation own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event; and

      (E)        the sale, transfer or other disposition of eighty percent (80%) or more of the assets of the Company in a single transaction or a series of related transactions in any consecutive twelve-month period to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company or the Kelso Entities.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

(iv)        “Disability” shall mean Executive’s inability to perform the essential functions of Executive’s job with or without reasonable accommodation as a result of physical or mental illness, injury, or infirmity, as determined by the Board in its sole and absolute discretion.

(v)        “Disability Period” shall mean the period during which Executive is subject to a condition that constitutes a Disability that runs for at least six (6) months or until the date as of which Executive begins receiving income replacement benefits under any long-term disability policy of the Company, whichever occurs first.

(vi)        “Good Reason” shall exist if:

              (A)        any of the following occur without Executive’s written consent:

    (1)        Executive is no longer Chief Executive Officer, or is asked to report other than directly to the Board;

    (2)        a reduction by the Company of Executive’s Base Salary;

    (3)        the assignment to Executive of duties and responsibilities which are significantly different from, and that result in a substantial diminution of, the duties and responsibilities that he has on the Effective Date;

    (4)        the taking of any action by the Company that would substantially diminish the aggregate value of the benefits provided Executive under the Company’s accident, disability, life insurance and any other employee benefit plans in which Executive was participating on the date of execution of this Agreement, other than any such reduction which is (I) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of employees of which Executive is a member proportionately, (II) required by law, or (III) generally applicable to all beneficiaries of such plans;

    (5)        the Company commits any other material breach of this Agreement;

    (6)        the shareholders of the Company fail to elect (or remove) Executive as a member of the Board during the Employment Period, except if such failure to elect or removal occurs due to the existence of Cause for termination of Executive’s employment or Board membership; or

    (7)        the Company requiring Executive to be based anywhere other than within 25 miles of the city limits of Chicago, Illinois, except for travel reasonably required by the Company.

(B)        except as to subsection (A)(1), Executive provides written notice to the Company of such action and provides the Company with thirty (30) days to remedy such action (the “Cure Period”),

(C)        except as to subsection (A)(1), the Company fails to remedy such action within the Cure Period, and

(D)        Executive resigns within thirty (30) days of the expiration of the Cure Period, or in the case of subsection (A)(1), within thirty (30) days of the date of the action.

(vii)        “Termination of Employment” and “termination of Employment Period” and similar terms shall mean a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, when used in connection with any payment in Section 4 or the payment of any compensation or benefits to be paid to Executive under this Agreement that would constitute deferred compensation which is subject to Section 409A of the Code and which is not excepted therefrom under the regulations issued thereunder.

   (i)        Separate Payments/Compliance with Section 4(d). Any right to a series of payments under this Agreement shall be treated as a right to a series of separate payments for purposes of Code §409A. To the extent that the Company has an obligation to provide any payment or to pay a COBRA or other premium or costs or expenses under Paragraphs 4(b) and/or 4(c) herein, until the Executive’s execution and non-revocation of a valid Separation and Release Agreement in accordance with Paragraph 4(d), no such payments shall be made and no such COBRA premiums shall be paid, and such amounts shall be aggregated and paid directly to the Executive only after the Executive’s execution and non-revocation of a valid Separation and Release Agreement.

5.        Confidential Information. Executive acknowledges that the Trade Secrets and Confidential Information (as defined below) obtained by him while employed by the Company concerning the business or affairs of the Company or any Subsidiary are the property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Trade Secrets or Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act. Nothing herein shall prevent Executive from making (i) any disclosure that is required by applicable law or the order of a court of competent jurisdiction, or (ii) any disclosure, in good faith, to properly fulfill Executive’s duties under this Agreement (including, but not limited to, in connection with treasury and investor relations functions). Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Trade Secrets, Confidential Information, Work Product or the business of the Company or any Subsidiary which he may then possess or have under his control.

For purposes of this Agreement, Confidential Information means (a) information of the Company or any Subsidiary, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company or Subsidiary, (ii) possesses an element of value to the Company or Subsidiary, (iii) is not generally known to the Company’s or Subsidiary’s competitors, and (iv) would damage the Company or Subsidiary if disclosed, and (b) information of any third party provided to the Company or Subsidiary which the Company or Subsidiary is obligated to treat as confidential, including, but not limited to, information provided to the Company or Subsidiary by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, Subsidiary, or any third party, (iii) advertising or marketing plans, (iv) information regarding independent contractors, employees, clients, licensors, suppliers, customers, or any third party, including, but not limited to, customer lists compiled by the Company or Subsidiary, and customer information compiled by the Company or Subsidiary, and (v) information concerning the Company’s, Subsidiary’s, or a third party’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

For purposes of this Agreement, Trade Secrets means information of the Company or any Subsidiary, and their licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

6.        Inventions and Patents. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (“Work Product”) belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.        Non-Compete, Non-Solicitation.

   (a)        Executive acknowledges that in the course of his employment with the Company he has and will become familiar with the Company’s and it’s Subsidiaries’ Trade Secrets and with other Confidential Information concerning the Company and the Subsidiaries and that his services will be of special, unique and extraordinary value to the Company and the Subsidiaries. Executive further acknowledges that the Company engages in the business defined below throughout the continental United States, Puerto Rico, and Canada. Therefore, Executive agrees that, during the Employment Period, and during the two (2) year period following termination of the Employment Period if Executive is entitled to Severance Benefits under Section 4(b) following termination of the Employment Period or during the eighteen (18) month period after the termination of the Employment Period if Executive is not entitled to Severance Benefits under Section 4(b) following termination of the Employment Period) (the “Noncompete Period”), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business that competes with the businesses of the Company or its Subsidiaries with respect to the business of manufacturing plastic injection or blow molded containers, tinplate and steel packaging, such as aerosol cans, cold rolled and black plate steel pails, tinplate cans, plastic pails, and tighthead containers, for consumer and industrial goods and material centers within the continental United States, Puerto Rico, and Canada. Nothing herein shall prohibit Executive from being a passive owner of stock of any class of a corporation, so long as Executive has no active participation in the business of such corporation.

   (b)        During the Noncompete Period, Executive shall not directly or indirectly:

(i)        induce or attempt to induce any management or professional level employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any such employee thereof,

(ii)        hire any person who was such an employee of the Company or any Subsidiary as of the date of Executive’s termination of employment or within the last twelve (12) months of Executive’s employment, or

(iii)        induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary.

8.        Enforcement. If, at the time of enforcement of Section 5, 6 or 7, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the Parties

agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its legal successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violation of, the provisions hereof (without posting a bond or other security).

9.        Executive Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

10.        Indemnification of Executive. The Company shall indemnify and hold harmless Executive from all losses and claims incurred in connection with any actions taken by Executive in his capacity as an officer or director of the Company or any of its Subsidiaries (which shall include advancement of expenses upon an undertaking by Executive to repay such amount if it shall ultimately be determined that Executive is not entitled to indemnification) in accordance with, and to the fullest extent permitted under, Delaware General Corporation Law as in effect from time to time.

11.        Supplemental Retirement Benefit.

    (a)        Eligibility. If (1) the Executive’s employment with the Company terminates for any reason other than for Cause and other than the death of the Executive (the effective date of such termination hereinafter referred to as the Executive’s “Retirement Date”), (2) the Executive has completed fourteen (14) years of employment with the Company, and (3) Executive fully complies with all post-termination obligations to the Company, including, but not limited to, Sections 7(a) and 7(b) hereof, Executive shall be entitled to receive a monthly supplemental retirement benefit for services rendered to the Company, the amount of which shall be determined in accordance with this Section 11.

    (b)        Amount. The amount of the monthly supplemental retirement benefit payable to the Executive shall be equal to 1/12th of Executive’s Base Salary in effect as of the date of the Executive’s termination, multiplied by the percentage shown in the chart below which is dependent on the number of years the Executive was employed by the Company.

Years Employed by the Company from Date of Hire	Percentage of Base Salary
14 years	20%
19 years	25%
24 years	30%
29 years	35%

Notwithstanding the foregoing, and subject to Executive’s full compliance with all post-termination obligations to the Company, including, but not limited to, Sections 7(a) and 7(b) hereof, if the Company terminates Executive’s employment without Cause, Executive resigns for Good Reason, or either party terminates Executive’s employment upon expiration of the Disability Period (i) in either case before fourteen (14) years of employment with the Company, Executive will be entitled to the benefit payable at fourteen (14) years of employment, calculated in accordance with the preceding chart, or (ii) after fourteen (14) years of employment with the Company, Executive will be entitled to a prorated benefit amount determined in accordance with the above chart based on years and months employed, with each whole month employed after 14 years equal to an additional 1/1200th of Base Salary. For example, if Executive is employed for 14 years and 6 months prior to the Company’s termination of Executive’s employment without Cause, Executive will be eligible to receive a monthly benefit equal to 1/12 x (20.5% x Base Salary).

(c)        Commencement and Duration. Payment of the Executive’s monthly supplemental retirement benefit shall commence as of the first day of the calendar month that begins coincident with or immediately after the later of (i) the date on which the Executive attains the age of 65, and (ii) the Retirement Date; provided, however that payments shall be delayed for six (6) months following Executive’s “separation from service” if Executive is a “specified employee” within the meaning of such terms under Section 409A of the Internal Revenue Code of 1986, as amended, as of the date of Executive’s “separation from service,” to the extent necessary to avoid a tax under Section 409A, and in such case, the payments that are so delayed will be aggregated and paid in one lump sum upon the expiration of such six (6) month period. Monthly payments shall continue to be made to Executive as of the first day of each subsequent month, with the last payment to be made for the month during which Executive’s death occurs. Any right to a series of payments under this Section 11 shall be treated as a right to a series of separate payments for purposes of Code §409A.

12.        Surviving Spouse Benefit.

   (a)        Eligibility. If Executive dies while employed by the Company or after his Retirement Date, and, in either case, Executive is receiving, or has satisfied the requirements of Section 11(b) to receive, retirement benefits pursuant to Section 11 as of the date of his death, and Executive fully complies with all post-termination obligations to the Company, including, but not limited to, Sections 7(a) and 7(b) hereof, and Executive’s current (as of the effective date of this Agreement) spouse survives the Executive (the “Surviving Spouse”), she shall be entitled to receive a monthly death benefit as described in this Section 12.

   (b)        Amount. The amount of the monthly death benefit payable to the Surviving Spouse shall be equal to fifty percent (50%) of the monthly retirement payment that the Executive was receiving (if any) at the time of his death under Section 11 or had satisfied the requirements to receive under Section 11(b) as of the date of his death.

   (c)        Commencement and Duration. Payment of the Surviving Spouse’s monthly death benefit shall commence as of the first day of the calendar month that begins immediately after the later of Executive’s date of death or the date Executive would have reached age 65 if he had survived. Monthly payments shall continue to be made to the Surviving Spouse as of the first day of each subsequent month, with the last payment to be made for the month during which the Surviving Spouse’s death occurs. Any right to a series of payments under this Section 12 shall be treated as a right to a series of separate payments for purposes of Code §409A.

13.        General Provisions.

   (a)        Claims Procedures. The provisions of Sections 11 and 12 are subject to the provisions of Exhibit C to this Agreement.

   (b)        Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communications hereunder shall be deemed duly given when delivered personally to the recipient, telecopied to the intended recipient at the telecopy number set forth therefore below, or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company:

BWAY Corporation

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350

Telephone: [    ]

Attention: Chief Administrative Officer

If to Executive:

Mr. Kenneth M. Roessler

875 N. Michigan Avenue, Suite 1418

Chicago, IL 60611

Telephone: [    ]

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

   (c)        Legal and Accounting Fees. The Company shall pay all of Executive’s reasonable and actual legal and accounting fees and disbursements in connection with the negotiation and preparation of this Agreement.

   (d)        Severability. Whenever possible, each provisions of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid illegal or unenforceable provision had never been contained herein.

   (e)        Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that my have related in any way to the subject matter hereof, including without limitation the Change in Control Agreement dated June 9, 2007.

   (f)        Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

   (g)        Successors and Assigns. Except as otherwise provide herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective legal successors, heirs, executors, administrators and assigns; provided that the rights and obligations of the Company under this Agreement shall be assignable without the prior written consent of Executive only to a legal successor to the Company or a purchaser of all or substantially all of the assets of the Company, and the rights and obligations of Executive under this Agreement shall not be assignable without the prior written consent of the Company.

   (h)        Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provisions or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

   (i)        Venue. Except as set forth in Section 13(l) hereof, the state and federal courts in Chicago, Illinois shall have exclusive jurisdiction over any dispute relating to this Agreement, and the parties agree to submit to the jurisdiction of such courts.

   (j)        Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

   (k)        Survival. Sections 4, 5, 6, 7, 8, 10, 11, 12 and 13 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

   (l)        Arbitration. Executive shall execute the Company’s form arbitration agreement attached hereto as Exhibit B.

– Signature page follows –

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BWAY CORPORATION

By:	/s/ Michael B. Clauer

Name:	Michael B. Clauer
Title:	EVP CFO

/s/ Kenneth M. Roessler
KENNETH M. ROESSLER

EXHIBIT A

[DATE]

Kenneth M. Roessler

875 N. Michigan Avenue, Suite 1418

Chicago, IL 60611

Re:	Your separation from BWAY Corporation

Dear Mr. Roessler:

BWAY Corporation (the “Company”) has decided to terminate the employment relationship with you effective [DATE] (the “Separation Date”). This letter agreement (the “Agreement”) sets forth the terms under which your employment with the Company is ending. In addition, this Agreement effectively terminates the Employment Agreement between You and the Company dated February 24, 2009 (the “Employment Agreement”), except as set forth below. As we discussed, we desire to resolve any and all issues relating to your employment and the conclusion of your employment with the Company amicably and on mutually satisfactory terms. Specifically, you (“You” or “Your”) and the Company (collectively, the “Parties”) agree:

1.        Separation Benefits. Provided that You satisfy the conditions of this Agreement, the Company shall:

            a.[APPLICABLE SEPARATION BENEFIT];

            b.[APPLICABLE SEPARATION BENEFIT];

            c.[APPLICABLE SEPARATION BENEFIT]; and

            d. APPLICABLE SEPARATION BENEFIT].

All payments will be subject to applicable withholdings, including taxes and Social Security. Because You are no longer employed, Your rights to any particular employee benefit will be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans and arrangements. You acknowledge that Your Separation Date will be the date used in determining benefits under all Company employee benefit plans. The Company’s obligations listed in sub-paragraphs (a) - (_) above shall terminate immediately upon any breach by You of this Agreement.

2.        Release. In exchange for the separation benefits stated above, You release and discharge the Company1 from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, claims arising under the Illinois Human Rights Act, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims to stock options, claims to the vesting of stock options, commissions, attorneys’

1 For purposes of Sections 2, 3, 5, 6, and 9 of this Agreement, the “Company” includes the Company, the Company’s parents, subsidiaries, affiliates and all related companies, as well as each of their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

fees, or any other compensation. Notwithstanding the foregoing, the releases under this paragraph shall not apply to the “Accrued Obligations” as defined in the Employment Agreement. You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Agreement or under the definition of Accrued Obligations. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness.

You acknowledge and represent that You (i) have received all leave required under the Family and Medical Leave Act of 1993 (FMLA), 28 U.S.C. §2601, et. seq., and (ii) do not claim that the Company violated or denied Your rights under the FMLA. You further acknowledge and represent that You (i) have been fully paid (including, but not limited to, any overtime to which You are entitled, if any) for hours You worked for the Company and (ii) do not claim that the Company violated or denied Your rights under the Fair Labor Standards Act.

3.        OWBPA/ADEA Waiver. By agreeing to this provision, You release and waive any right or claim against the Company1 arising out of Your employment or the termination of Your employment with the Company under the ADEA or the OWBPA (the “Waiver”). You understand and agree that: (a) this Agreement is written in a manner that You understand; (b) You do not release or waive rights or claims that may arise after You sign this Agreement; (c) You waive rights and claims You may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled; (d) You are advised to consult with an attorney before signing this Agreement; (e) You have twenty one (21) calendar days (the “Offer Period”) from receipt of this Agreement to consider whether to sign it. If You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period. You agree that changes or revisions to this Agreement, whether material or immaterial, do not restart the running of the Offer Period; (f) You have seven (7) calendar days after signing this Agreement to revoke this Agreement (the “Revocation Period”). If you revoke, the Agreement shall not be effective or enforceable and You shall not be entitled to the separation benefits stated above. To be effective, the revocation must be in writing and received by the Director of Human Resources, Joseph M. Frabotta, at Bway Corporation, 8607 Roberts Drive, Suite 250, Atlanta, GA 30350, or his successor prior to expiration of the Revocation Period; and (g) this Waiver shall not become effective or enforceable until the Revocation Period has expired.

4.        Return of Company Property. You will, on or before the Separation Date, return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, cell phone, keys, passcards, calling cards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, document or piece of equipment belonging to the Company. You will not retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession or control. You acknowledge that You have not and will not destroy, delete, or alter any Company property without the Company’s prior written consent.

5.        Non-Disparagement. You will not make any disparaging or defamatory statements, whether written or oral, regarding the Company1.

6.        Future Employment. You agree that the Company1 has no obligation to consider You for employment should You apply in the future.

7.        Future Contact. You agree that, at any time after the Separation Date, You will not (i) communicate with any of the Company’s employees concerning any matter relating to the Company’s business, or (ii) access the Company’s computer system.

8.        Confidentiality. You acknowledge and agree that neither You nor anyone acting on Your behalf has made or shall make any disclosures concerning the existence or terms of this Agreement to any person or entity, including, but not limited to, any representative of the media, Internet web page or “chat room,” judicial or administrative agency or body, business entity, or association, except: (i) Your spouse; (ii) Your attorneys, accountants, or financial advisors; or (iii) any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena. If You are contacted, served, or learn that You will be served with a subpoena to compel Your testimony or the production of documents concerning this Agreement or Your employment with the Company, You agree to immediately notify the Company’s Director Human Resources by telephone and as soon as possible thereafter in writing. If You disclose the existence or terms of this Agreement pursuant to sub-clauses (i) or (ii) of this paragraph, You shall inform such person or entity (a) of this confidentiality provision, and (b) to maintain the same level of confidentiality required by this provision. Any breach of this provision by such person or entity will be considered a breach by You. You may not use this Agreement as evidence, except in a proceeding in which a breach of this Agreement is alleged.

9.        No Admission of Liability. This Agreement is not an admission of liability by the Company1. The Company denies any liability whatsoever. The Company enters into this Agreement to reach a mutual agreement concerning Your separation from the Company.

10.        Waiver. Any party’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. Any party’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

11.        Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

12.        Governing Law. The laws of the State of Illinois shall govern this Agreement. If Illinois’ conflict of law rules would apply another state’s laws, the Parties agree that Illinois law shall still govern.

13.        Entire Agreement. This Agreement constitutes the entire agreement between the Parties; provided, however, that any of Your post-termination obligations and any obligations regarding the Accrued Obligations contained in the Employment Agreement are incorporated by reference, shall remain in full force and effect, and shall survive cessation of Your employment. You acknowledge that Your post-termination obligations contained in the Employment Agreement are valid, enforceable, and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment; provided, however, that the Parties acknowledge and agree that this Agreement does not supersede Your post-termination obligations or extinguish the Accrued Obligations contained in the Employment Agreement. Other than this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

14.        Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.

15.        Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You and Your heirs and assigns.

16.        Consent to Jurisdiction and Venue. The parties agree that any claim arising out of or relating to this Agreement shall be governed by the Arbitration Agreement, which is attached as Exhibit B to the Employment Agreement and incorporated by reference. Except to the extent provided otherwise in the Arbitration Agreement, any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Illinois. The parties consent to the jurisdiction of the state and/or federal courts located in Illinois. The parties waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

If the terms set forth in this Agreement are acceptable, please sign below and return the signed original to me on or before [DATE]. If the Company does not receive a signed original on or before the above-stated date, then this offer shall be revoked and You shall not be entitled to any of the separation benefits stated above.

Sincerely,

Joe Frabotta
Director Human Resources

I acknowledge the validity of this               (    ) page Agreement, including the attached Exhibit, and represent that I have the legal capacity to enter into this Agreement. I acknowledge that I have had the opportunity to consult with an attorney before signing this Agreement. I have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

Kenneth M. Roessler	Date

EXHIBIT B

ARBITRATION AGREEMENT

This Agreement, between Kenneth M. Roessler (“Individual”) and BWAY Corporation, (the “Company”), is intended to provide the exclusive means of resolving all Disputes, as defined below, which may arise between them. In consideration for their mutual promises, both parties, by entering into this Agreement, give up their right to trial by court or by jury. This Agreement is not a contract of employment but is a contract evidencing a transaction involving commerce which arises out of the Individual’s employment or prospective employment by the Company. This Agreement is to be enforced under the Federal Arbitration Act (“FAA”). In the event that it is determined that the FAA does not apply, then this Agreement shall be enforced under the Illinois Uniform Arbitration Act.

1.        Disputes Subject to Arbitration. a) Disputes subject to arbitration are all Disputes between the parties which may otherwise be brought in a court or before a governmental agency, arising out of or related to the Employment Agreement between the undersigned Individual and the Company dated February 24, 2009 (the “Employment Agreement”) or the Separation and Release Agreement attached as Exhibit A to the Employment Agreement, and whether or not. arising before, during or after any employment relationship between the parties. Also subject to arbitration are disputes involving any person or entity whose liability or right of recovery derives from a Dispute which is covered by this Agreement (e.g. partner, agent, subsidiary or parent corporation, affiliate, shareholder, successor or assign of a party).

(b)  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not (i) prohibit either party from pursuing a temporary restraining order or other preliminary injunctive relief in a court of competent jurisdiction pending resolution of the underlying dispute in arbitration, (ii) apply to any dispute arising out of or relating to Sections 5, 6 and 7 of the Employment Agreement. In addition, any claim for unemployment or workers’ compensation benefits which is subject to the exclusive jurisdiction of a state agency and charges filed with the National Labor Relations Board are not covered by this Agreement. Also not covered by this Agreement is any claim which is based upon an employee benefits plan that is underwritten by a commercial insurer which decides payment of claims and does not agree to arbitrate under this Agreement or any other agreement, plan, program or arrangement that has its own dispute resolution provisions that are inconsistent with those in this Agreement . This Agreement does not preclude the filing of a charge with the Equal Employment Opportunity Commission or other federal agencies, but the parties waive any right to any recovery of damages in such agency action and the dispute underlying such charge shall be arbitrated. A party need not file a charge or complaint with any agency as a prerequisite to initiating arbitration under this Agreement.

2.        Authority of the Arbitrator. Resolution of Disputes shall be based solely upon the law governing the claims and defenses asserted. The Arbitrator shall have the authority of a trial court judge sitting without a jury, but may not add to, modify, invalidate or ignore any provision of this Agreement or the Arbitration Rules, nor may the Arbitrator invoke any basis (such as “just cause” or “seniority”) other than controlling law. The Arbitrator shall be a former federal judge or magistrate judge or a former judge of a state court of general jurisdiction or state appellate court, selected as provided under the Arbitration Rules.

3.        Rules Governing Arbitration Proceedings. Rules governing arbitration proceedings are contained in the Company’s Arbitration Rules which are incorporated by reference into this Agreement.

4.        Finality of Arbitrator’s Decision. The Award of the Arbitrator shall be final and binding.

5.        Savings Clause; Entire Agreement. If any provision of this Agreement, including the Arbitration Rules which are incorporated by reference, is found by a court to be invalid or otherwise unenforceable, the court shall enforce the remainder of this Agreement and the Arbitration Rules. This Agreement constitutes the full agreement of the parties regarding the subject matter of this Agreement, and can be changed only in writing signed by the Individual and an executive officer of the Company.

6.        Time Limits. All Disputes must be brought under this Agreement within the applicable limitations period for filing a lawsuit or agency claim beginning with the event or occurrence giving rise to the Dispute; if no claim is timely brought, that Dispute is waived and barred forever, and no action or suit may be brought in any court or other forum. If any party attempts to bring an untimely Dispute, that party shall reimburse the other party for all expenses, including attorneys’ fees, incurred in responding to such untimely Dispute.

Both parties acknowledge that they:

•	have carefully read this Agreement,
•	were provided an opportunity to examine the Arbitration Rules,
•	have had an opportunity to consult legal counsel before signing, and
•	understand that by signing this Arbitration Agreement, both parties waive their right to trial by court or jury.

BWAY Corporation		Kenneth M. Roessler

By:	/s/ Michael B. Clauer	/s/ Kenneth M. Roessler

Date:	02/26/09	Date:	02/26/09

EXHIBIT C

CLAIMS & REVIEW PROCEDURES

(a)        Filing a Claim. All claims and requests for benefits under Sections 11 and 12 of this Agreement shall be directed to the attention of the Company in writing. The writing must be reasonably calculated to bring the claim to the attention of the Company. No legal action with respect to a claim or request for benefits under Sections 11 and 12 may be brought, and no arbitration proceeding with respect to a claim or request for benefits under Sections 11 and 12 may be commenced, until the claimant has filed a claim and has filed a request for a review of a denied claim, and has been denied in both instances, pursuant to this Exhibit B.

(b)        Notification of Denial. If the Company determines that any individual who has claimed a right to receive benefits under the Agreement (the “claimant”) is not entitled to receive all or any part of the benefits claimed, the claimant shall be informed in writing of the specific reason or reasons for the denial, with specific reference to pertinent Agreement provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why said material or information is necessary and a description of the review procedures set forth in subsection (d) below.

(c)        Timing of Notification. The claimant shall be so notified of the Company’s decision within 90 days after the receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, the Company shall furnish the claimant written notice of the extension prior to the termination of the initial 90-day period. In no event shall said extension exceed a period of 90 days from the end of said initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render a final decision. If for any reason, the claimant is not notified within the period described above, the claim shall be deemed denied and the claimant may then request review of said denial, subject to the provisions of subsection (d) below.

(d)        Review Procedures. The claimant or his duly authorized representative may, within 60 days after notice of the Company’s decision, request a review of said decision, review pertinent documents and submit to the Board such further information as will, in the claimant’s opinion, establish his rights to such benefits. If upon receipt of this further information, the Board determines that the claimant is not entitled to the benefits claimed, it shall afford the claimant or his representative reasonable opportunity to submit issues and comments in writing and to review pertinent documents. If the claimant wishes, he may request in writing that the Board hold a hearing. The Board may, in its discretion, schedule an opportunity for a full and fair hearing on the issue as soon as is reasonably possible under the circumstances. The Board shall render its final decision with the specific reasons therefor in writing and in a manner calculated to be understood by the claimant.

(e)        Timing of Final Decision. The Board’s final decision shall include specific references to the pertinent Agreement provisions on which the decision is based, and shall be transmitted to the claimant by certified mail within 60 days of receipt of claimant’s request for such review, unless special circumstances require a further extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. If such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the Board holds regularly scheduled meetings at least quarterly, in lieu of the time period described above, the Board’s decision on review shall be made by no later than the date of the meeting of the Board which immediately follows its receipt of the request for review, unless said request is filed within 30 days preceding the date of said meeting in which case a decision shall be made no later than the date of the second meeting following its receipt of said request for review. If special circumstances require a further extension of time for processing, a decision shall be rendered not later than the third meeting of the Board following its receipt of the request for review. if a decision on review is not furnished within the time period described above, the claim shall be deemed denied on review.